UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549


                                FORM 8-K


                             CURRENT REPORT


                   PURSUANT TO SECTION 13 OR 15(D) OF
                   THE SECURITIES EXCHANGE ACT OF 1934


           Date of Report (Date of earliest event reported):
                             October 8, 2002


                        PRECOM TECHNOLOGY, INC.

         (Exact Name of Registrant as Specified in Its Charter)



          Florida                000-31507                   65-0693481

(State or Other Jurisdiction  (Commission File No.)       (IRS Employer
of Incorporation)                                   Identification No.)



2255 Glades Road, Suite 324A, Boca Raton, FL.                    33431

(Address of Principal Executive Offices)                     (Zip Code)


561-988-2610

(Registrant's Telephone Number, Including Area Code)



ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

On October 8, 2002 the Company announced that it entered into a Share Exchange Agreement with International Financial Concierge Services, Inc. (IFCS), a Florida based financial planning and services company. The Share Exchange Agreement provides for the exchange of 6,250,000 voting, convertible preferred shares of Precom Technology for all of the outstanding shares of IFCS, which will become a wholly owned subsidiary of the Company. The preferred shares will have one vote per share and will vote on a par with the common shares of the Company.
The preferred shares will be converted to common shares as soon as the Articles of Incorporation of Precom have been amended to increase the number of authorized common shares, but not before January 1, 2003.
The preferred shares exchanged were valued at the closing sale price of the common shares on the OTC:BB on September 24, 2002.

IFCS engages in sophisticated financial and tax planning for high net worth individuals and their controlled businesses, as well as mortgage services, merchant banking and insurance planning. The company maintains offices in New York, Washington, D.C. and West Palm Beach. Robert Hipple, President of the Company, Rod Read, COO of the Company and Drew Roberts, CFO of the Company, were also principal shareholders of IFCS.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
EXHIBITS.

(a)  Financial Statements of Business Acquired.

As of the date of filing of this Current Report on Form 8-K, it is impracticable for the Company to provide the financial statements required by this Item 7(a). In accordance with Item 7(a)(4) of Form 8-K, such financial statements shall be filed by amendment to this Form 8-K no later than 60 days after October 8, 2002.

(b)  Pro Forma Financial Information.

As of the date of filing of this Current Report on Form 8-K, it is impracticable for the Company to provide the financial statements required by this Item 7(b). In accordance with Item 7(b)(2) of Form 8-K, such financial statements shall be filed by amendment to this Form 8-K no later than 60 days after October 8, 2002.

(c)  Exhibits.

     2.1* Share Exchange Agreement between Precom Technology, Inc., International Financial Concierge Services, Inc. and the Shareholders of International Financial Concierge
             Services, Inc.


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Precom Technology, Inc.
Dated: October 23, 2002


__/s/ Robert J. Hipple___
Name: Robert J. Hipple
Title: President